EXHIBIT 5.1

[ALSTON & BIRD LLP LETTERHEAD]

January 7, 2004

Global Payments, Inc.

Four Corporate Square

Atlanta, Georgia 30329-2009

Re:	Global Payments Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Global Payments Inc., a Georgia corporation (the “Company”), in connection with the above-referenced Registration Statement on Form S-3 (the “Registration Statement”), to be filed on or about January 7, 2004, by the Company with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 564,160 shares of common stock of the Company (the “Shares”) underlying stock options held by MRY Partners, L.P., a Georgia limited partnership (the “Selling Shareholder”). This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

We have examined the Amended and Restated Articles of Incorporation of the Company, the Fourth Amended and Restated Bylaws of the Company, and records of proceedings of the Board of Directors, or committees thereof, deemed by us to be relevant to this opinion letter, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company, the Selling Shareholder or their representatives, and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

The opinion set forth herein is limited to the Georgia Business Corporation Code.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Registration Statement, and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.

Based upon the foregoing, it is our opinion that the Shares covered by the Registration Statement, when issued in accordance with the terms of the option agreements pursuant to which the Shares will be issued, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Mark McElreath
Mark McElreath A Partner